UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 28, 2016

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)

Registrant’s telephone number, including area code:  (702) 414-1000
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
[   ] Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2016, Las Vegas Sands Corp. (“LVSC”) and its wholly-owned subsidiary, Las Vegas Sands, LLC (together with LVSC, the “Company”), appointed Patrick Dumont to serve as the Company’s Executive Vice President and Chief Financial Officer.  Mr. Dumont, 41, has served as the Company’s Senior Vice President, Finance and Strategy since September 2013 and as its Vice President, Corporate Strategy from June 2010 until August 2013.  In addition, Mr. Dumont has served as the Company’s principal financial officer since February 23, 2016.

In connection with Mr. Dumont’s appointment, the Company entered into an employment agreement with him that is effective as of January 1, 2016 and expires on December 31, 2020.  Effective December 31, 2015, the prior offer letters and agreements between the Company and Mr. Dumont were terminated.  Pursuant to his employment agreement, Mr. Dumont will have the duties and responsibilities generally associated with his positions and those that may be assigned to him by the Company’s chief executive officer.

Under his employment agreement, Mr. Dumont will receive an annual base salary of $1,200,000 and is eligible to participate in the Company’s annual discretionary Management Incentive Program, with a maximum bonus opportunity of 100% of his base salary, based on performance criteria approved by the chief executive officer and established by the Compensation Committee.   In addition, Mr. Dumont will be eligible to receive other employee benefits generally made available to the Company’s employees.

On March 29, 2016, Mr. Dumont was granted options to purchase 650,000 shares of LVSC’s common stock under LVSC’s 2004 Equity Award Plan at an exercise price per share equal to the closing sale price of LVSC’s common stock on March 29, 2016.  The options will vest as follows, subject to Mr. Dumont’s continued employment on the applicable vesting date: 75,000 on December 31, 2016, 75,000 on December 31, 2017, 75,000 on December 31, 2018, 75,000 on December 31, 2019, and 350,000 on December 31, 2020.  The options will expire on March 28, 2026.

In the event of a termination of Mr. Dumont’s employment by the Company for cause (as defined in his employment agreement), he will be entitled to receive (1) his base salary through the date of the termination of his employment, (2) reimbursement for reasonable expenses incurred but not paid prior to the effective date of his termination and (3) such other compensation and benefits as may be required under applicable law.

In the event of a termination of Mr. Dumont’s employment by the Company without cause (other than due to his death or his disability or a change in control of the Company, each as defined in his employment agreement) or Mr. Dumont terminates his employment for good reason (as defined in his employment agreement), he will be entitled to receive (1) his base salary for a period of 12 months following the termination of his employment, (2) reimbursement for reasonable expenses incurred but not paid prior to the effective date of his termination, (3) continued participation in the Company’s health plans for one year, provided that the Company’s obligation to provide such health care benefits shall cease under certain circumstances described in his employment agreement, and (4) such other compensation and benefits as may be required under applicable law.

Mr. Dumont may terminate his employment with the Company following the 12-month anniversary of a change in control of the Company.  In the event that Mr. Dumont terminates his employment with the Company due to a change in control, he will be entitled to receive, in lieu of any severance payments or benefits otherwise payable to him, (1) his base salary through the effective date of the termination of his employment and any previously earned, but unpaid bonus with respect to the prior calendar year; (2) a lump sum payment of one times his base salary; (3) reimbursement for reasonable expenses incurred but not paid prior to the effective date of his termination, and (4) such other compensation and benefits as may be required under applicable law.

In the event Mr. Dumont’s employment with the Company is terminated due to his death or disability (as defined in his employment agreement), Mr. Dumont or his estate, as the case may be, shall be entitled to receive (1) his base salary through the effective date of the termination of his employment, (2) reimbursement for reasonable expenses incurred but not paid prior to the effective date of his termination, and (3) such other compensation and benefits as may be required under applicable law.

Mr. Dumont’s employment agreement may not be amended, changed or modified except by a written document signed by each of the parties.

Mr. Dumont is the son-in-law of Sheldon G. Adelson, the Company’s Chairman of the Board, Chief Executive Officer and Treasurer.

On March 30, 2016, LVSC issued a press release announcing Mr. Dumont’s appointment as the Company’s Executive Vice President and Chief Financial Officer.  The press release is attached as Exhibit 99.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.
(d)   Exhibits.

99.1        Press release, dated March 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated:  March  30, 2016
LAS VEGAS SANDS CORP.

By:	/s/ Ira H. Raphaelson
Name: Ira H. Raphaelson
Title: Executive Vice President and Global General Counsel